Exhibit 99.1

Oncotelic Therapeutics Announces Strategic Partnership with TechForce Robotics to Commercialize PDAOAI-Enhanced GMP Robotics Platform

Los Angeles, CA – April 2, 2026 – Oncotelic Therapeutics, Inc. (“Oncotelic” or the “Company”), a clinical-stage biotechnology company focused on oncology and AI-driven solutions, today announced that it has entered into a strategic partnership with TechForce Robotics, Inc. (“TechForce”) to advance the commercialization of its PDAOAI-enabled, GMP-compliant robotics platform.

This milestone reflects the culmination of several years of research and development efforts, resulting in an integrated platform designed to combine Oncotelic’s proprietary PDAOAI capabilities with TechForce’s robotics hardware and manufacturing expertise.

The system under development is designed to operate within GMP-regulated environments and is intended to enable automated material handling, real-time monitoring, and PDAOAI-enhanced compliance workflows across pharmaceutical manufacturing and related applications.

Key Highlights of the Commercialization:

●	Integrated AI + Robotics Platform: Combines Oncotelic’s PDAOAI capabilities with TechForce’s scalable robotics systems to automate critical operational workflows.

●	GMP-Compliant Design: Designed to support regulatory requirements, including data capture, audit readiness, and validation frameworks (IQ/OQ/PQ).

●	Operational Efficiency & Compliance: Intended to reduce human intervention, minimizes contamination risk, and enhances process consistency through real-time monitoring and intelligent automation.

●	Scalable Manufacturing Capability: Designed to leverage TechForce’s hardware expertise and manufacturing network to support commercial deployment and future growth.

“This commercialization represents a significant step forward in bridging PDAOAI and automation within regulated pharmaceutical environments,” said Dr. Vuong Trieu, Chairman and Chief Executive Officer of Oncotelic. “After years of development, we are now positioned to advance transformative solution toward commercialization that can enhance compliance, reduce operational risk, and improve efficiency across the industry.”

Ried Floco, President of TechForce Robotics, added, “Our collaboration with Oncotelic demonstrates the power of combining advanced AI with purpose-built robotics systems. With our manufacturing and deployment capabilities, we are now working toward scaling this solution for real-world applications.”

The platform supports automated material handling, integrated vision and monitoring systems, PDAOAI-Enhanced deviation detection, and generation of time-stamped documentation aligned with GMP requirements. The system is designed to continuously improve through data-driven insights and operational feedback loops.

This announcement follows the execution of a joint development, manufacturing, and licensing agreement between the parties, establishing a framework for ongoing collaboration, production scaling, and commercialization of PDAOAI-Enhanced robotic systems.

Market Opportunity

As regulatory scrutiny intensifies and pharmaceutical manufacturers seek to reduce reliance on manual processes, PDAOAI-Enhanced automation is emerging as a critical layer for real-time compliance. Oncotelic believes this platform is well-positioned to address growing demand for intelligent, scalable, and compliant solutions across pharmaceutical manufacturing and other regulated industries.

About Oncotelic Therapeutics

Oncotelic Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development of oncology and immunotherapy products. The Company’s mission is to address high-unmet-need cancers and rare pediatric indications with innovative, late-stage therapeutic candidates.

In addition to its directly owned and developed drug pipeline, Oncotelic benefits from the robust portfolio of inventions created by its CEO, Dr. Vuong Trieu, who has filed over 500 patent applications and holds 75 issued U.S. patents. Beyond its internal programs, the Company also licenses and co-develops select drug candidates through joint ventures. Currently, Oncotelic owns 45% of GMP Bio, a joint venture under Dr. Trieu’s leadership and guidance, which is advancing its own pipeline of drug candidates that further complement and strengthen Oncotelic’s strategic position in oncology and rare disease therapeutics.

For more information, please visit: www.oncotelic.com

Oncotelic Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release other than statements of historical fact are forward-looking and are based on current expectations, estimates, and projections about our business and future plans. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “project,” “forecast,” “potential,” “continue,” and similar expressions (including the negative of such terms).

Forward-looking statements in this release include, without limitation: our plans, timelines, and priorities for the OT-101 program in PDAC and other indications; potential biomarker-driven development strategies; the advancement, scope, timing, and results of current or future preclinical and clinical studies; regulatory interactions and potential approvals; development or commercialization of any product candidates within the Oncotelic/GMP Bio/Sapu ecosystem; the utility of our PDAOAI platform; future financings, strategic transactions, and/or public offerings involving our joint ventures or affiliates; and other statements that are not historical facts. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to: the competitive market of AI-enabled robotics; the inherent uncertainties of drug discovery and development; our ability to enroll patients and complete studies on expected timelines; whether preclinical or early clinical findings (including biomarker associations) will be replicated in larger, controlled trials; regulatory developments in the United States and other jurisdictions; competitive developments; our ability to obtain or maintain intellectual property protection; our liquidity and access to capital; the performance of collaborators, suppliers, and manufacturers; and other risks described in our filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section of our most recent Form 10-K and subsequent periodic reports.

Forward-looking statements speak only as of the date of this press release, and we undertake no obligation to update or revise such statements, whether as a result of new information, future events, or otherwise, except as required by law.

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